2013
Annual Incentive Plan
(AIP)

April 1, 2013

2013 Annual Incentive Plan (AIP)

Atkore International (the “Company”) is providing an annual incentive plan, named the 2013 Annual Incentive Plan (the “Plan”), that provides an opportunity to reinforce a performance culture by sharing the Company’s success and rewarding eligible employees based on individual contributions and overall company success. Awards are made in cash, according to eligibility. This document is intended to provide you with a summary of certain terms and conditions of the Plan.

Plan Highlights:

•	Bonus award opportunity to reinforce a performance culture:

•	A combination of Company performance and a participant’s individual performance determines the payout opportunity.

•	The greater the Company’s results, the greater the payout opportunity.

•	Personal performance may adjust the award up or down.

•	Award opportunity is linked to Company financial objectives:

•	Key performance measures have been determined for Atkore International and specific Business Units (Award Groups), where applicable.

•	2013 key performance measures:

•	EBITDA (Atkore and/or Business Unit)

•	Working Capital Days Achievement (Atkore or Business Unit)

•	Personal Performance Objectives

•	Each key performance measure begins payout according to a threshold:

•	EBITDA threshold is set at 75% of target.

•	Working Capital Days payout begins at an increase of 5% of target.

Award Group	Metric	Performance	Payout	Performance	Payout	Performance	Payout

Corporate & ELT	EBITDA	75%	50%	100%	100%	125%	200%

Business Unit	EBITDA	75%	50%	100%	120%	125%	200%

Brazil	EBITDA	75%	50%	100%	120%	125%	200%

Corporate & ELT	WCD Total Atkore	+5.0% above target # of days	50%	100%	100%	8.0% below target # of days	200%

Business Unit	WCD BU	+5.0% above target # of days	50%	100%	100%	8.0% below target # of days	200%

How the Plan Works:

Timing.
The 2013 Annual Incentive Plan covers the performance period from September 29, 2012 through September 27, 2013. Payout is made after the determination of the extent to which the Company achieved its key performance measures and the participant’s individual performance has been evaluated.

Eligibility.
Eligibility varies and, is in the sole discretion of the Company. In order to be eligible for a payment, a participant: (a) must not have been a participant, during the entire 2013 year, of another short term variable pay plan (e.g. Sales Incentive Plan); (b) must be an active full/part-time employee, not hired with a temporary contract, on the last day of active work (as defined by Company policies and practices) of the Plan year (not on notice); and must have worked at Atkore International, or any Atkore entity, for at least two (2) continuous months during the Plan year (hence, hired prior to August 1, 2013).

•	It is a condition to payment that the employee is an active eligible employee at the date of payout, unless the reason is due to death, retirement, or a reduction in force.

•	Employees who retire, die, or are terminated in a reduction in force during the period September 29, 2012 through the 2013 bonus payout date are eligible for a prorated 2013 bonus payout.

•
Partial year participants of short-term variable pay plans (e.g., Sales Incentive Plan) may be eligible for consideration of an award. For purposes of calculating an AIP payment, their pro-rated eligibility (based upon the number of months in their non-incentive/bonus eligible position) will be used.

Award Groups.
Eligible employees are assigned to award groups based on the organization they directly belong to or directly support. Employees that spend 80% or more of their time working on behalf of a specific Business Unit will be measured on the Business Unit plan.

Corporate & ELT: Those operating in global staff or Executive Leadership Team roles.

Business Unit: Those in a specific Business Unit and related staff are in their own Business Unit Award Group, such as:

•	Allied Tube & Conduit

•	AFC Cable

•	Unistrut North America Cable Management

•	Unistrut EMEA

•	Unistrut APAC

•	Brazil

The Chief Executive Officer and Global Vice President of Human Resources will make the final determination of assignment of employees into Award Groups.

Award Group Changes: For participants who change Award Group during the course of the 2013 Plan year, the Award Group that they are assigned to, for purposes of determining their 2013 Plan bonus opportunity, is as follows:

•	Greater than six months assigned to an Award Group --- the entire Award Group portion of the bonus opportunity is calculated based upon that Award Group’s business results.

•	Six months assigned equally between two Award Groups --- the Award Group portion of the bonus opportunity is calculated based equally on each respective Award Group’s results.

•
Less than six months assigned to all Award Groups --- the entire Award Group portion of the bonus opportunity is calculated based upon ATKORE INTERNATIONAL Global results (i.e. the same as for Global Staff).

Target Incentive.
Target incentive varies by employee. The target incentive percentage is multiplied by the employee’s eligible compensation to compute the monetary target amount. If the incentive target changes during Q1, the participant’s bonus will be 100% based on the new target. If the incentive target changes during the 2nd or 3rd fiscal quarter, the participant’s bonus will be calculated based upon a combination of prior & new targets. If the incentive target changes during the last fiscal quarter, the bonus will be based upon the prior incentive target.

Eligible Compensation.
Eligible compensation is the employee’s annual base salary as of August 1, 2013, prorated for the number of days eligible during the plan year.

Company Performance Factor.
Company performance factor is the percentage of target incentive earned for Company performance and is based on predefined performance criteria and the payout matrix for achieving various levels of performance versus the objectives set.

Performance Criteria.
Performance criteria are the financial or other objectives established by the Compensation Committee of the Board of Directors as the applicable Key Performance Measures at the Atkore International level and, if applicable, the Business Unit (Award Group) level. The key performance measures are EBITDA, Working Capital Days & Individual Performance objectives. The key performance measures each have independent thresholds for payout.

EBITDA

The EBITDA (65%) portion of the company performance factor is weighted as follows:

•	For those employees in a specific Business Unit other than Brazil:

•	20% on Atkore International results to ensure alignment of goals across the organization, and;

•	45% on specific Business Unit results to recognize the specific unit’s contribution to the success of Atkore International.

•	For Global staff and ELT members, the EBITDA portion of the bonus is based entirely on Atkore International results.

•	For Brazil participants, the EBITDA portion of the bonus is weighted at 45% (rather than 65%) of the Company Performance Factor and is based entirely on Brazil Results.

Working Capital Days

In prior years, the Company measured number of days Improvement. In FY 2013, The Company will shift to measuring total working capital days. This shift allows the Company to measure its working capital performance more consistently throughout the year.

The Working Capital Days (25%) portion of the company performance factor is determined as follows:

•	Based on specific Business Unit (Award Group) results to recognize their specific unit’s contribution to the success of Atkore International.

•	For Global staff and ELT members, based entirely on Atkore International results.

•	For Brazil participants, the Working Capital Days portion of the bonus is weighted at 30% (rather than 25%) of the company performance factor and is based entirely on Brazil results

Personal Performance Objectives (10%)

•	Based on specific personal performance results to recognize individual contribution to the success of Atkore International.

•	For Brazil participants, the Personal Performance Objective portion is weighted at 25% (rather than 10%) of the Company performance factor.

Final Benefit Determination:

All benefits granted under this 2013 Plan are subject to the final approval of the compensation committee of the Atkore Board of Directors. The compensation committee reserves the right to amend, suspend or terminate any or all provisions of the Plan within its sole discretion. The compensation committee has the authority to deny any or all payments, even if targets are met. Similarly, the Company or the compensation committee retains the sole and absolute discretionary authority to resolve all questions arising in the administration, interpretation and application of the Plan. This authority includes construing the terms of the Plan for the current and future performance years, including any disputed and doubtful terms on any of its elements, and determining the eligibility of an individual to participate in the Plan or to receive any benefit from it. The Company's determination will be conclusive and binding on all persons. Participation in the 2013 Plan does not guarantee the continued employment with the Company or the continued participation in bonus compensation plans in future years. This document is not a contract of employment and is made for informative purposes only.